EXHIBIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G with respect to the Class A Common Stock of Semrush Holdings, Inc., dated as of February 14, 2024, is, and any amendments thereto (including amendments on Schedule 13D) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934.

CAT ROCK CAPITAL MANAGEMENT LP

By:	/s/ Alexander Captain
Name:	Alexander Captain
Title:	Chief Executive Officer

ALEXANDER CAPTAIN

/s/ Alexander Captain

February 14, 2024